Exhibit 23(a)


     CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     We hereby consent to the incorporation by reference in the Prospectus forming part of the Registration Statement on Form S-8, relating to the Long Term Stock Incentive Plan of Aluminum Company of America and the shares of common stock to be issued in accordance with the Plan, of our reports dated January 11, 1995 on our Audits of the consolidated financial statements and financial statement schedule of Aluminum Company of America and consolidated subsidiaries as of December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994 which reports are incorporated by reference or included in the Company's 1994 Annual Report on Form 10-K for the fiscal year ended December 31, 1994.




                                   /s/COOPERS & LYBRAND L.L.P.
Pittsburgh, Pennsylvania
June 15, 1995